Golden West Brewing Company, Inc. announces Mining Opportunity

Golden West Brewing Company, Inc. (“Golden West”) (OTCBB:GWBC) announced today that the Board of Directors has been exploring different options to maximize shareholder value.

Our primary subsidiary, Golden West Brewing Company, continues to underperform and has not met our expectations.  We remain committed to our existing operations and will continue to look for every available avenue to improve these operations.

The Board has decided to also pursue opportunities outside of the brewing and beverage industries.   As reported on a Current Report on Form 8-K dated December 18, 2009, we have begun a preliminary investigation into a possible mining opportunity in San Bernadino County, California.

Golden West has formed a new subsidiary, Athena Minerals, Inc., that will be our new precious metals and natural resources subsidiary.     Our CEO recently placed a property with silver and barite potential into escrow.   It is the intent to assign the rights under the purchase and escrow agreement into our new subsidiary.   More information on this project will be released when the assignment is completed.

Golden West also announced that it is the process of changing its name to ATHENA SILVER CORPORATION.   The name change has previously been approved by our Board of Directors and shareholders, and a Schedule 14C Information Statement has been  circulated to our shareholders. The Certificate of Amendment to Certificate of Incorporation has also been filed with the Delaware Secretary of State.  The new name will better reflect the more diversified nature of our business operations.    An application has been filed with FINRA to effectuate the name change.  The name change is contingent upon their approval and will be implemented upon receipt of FINRA approval.

 Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: John C. Power, CEO;  707-884-3766 ; johncaseypower@gmail.com